UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2018

The Crypto Company

(Exact name of registrant as specified in its Charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

23805 Stuart Ranch Road, Suite 235, Malibu, CA 90265

(Address of principal executive offices) (Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Resignation

Upon the approval of the Company’s Board of Directors on May 14, 2018, Michael Poutre, Chief Executive Officer and a Director of The Crypto Company. (the “Company”), resigned from all of his current roles with the Company effective immediately. Mr. Poutre will remain as a consultant to the Company until November 2018. Mr. Poutre’s resignation did not result from any disagreement with the Company regarding any matter related to the Company’s operations, policies or practices. In connection with Mr. Poutre’s resignation from the Company, the Company entered into a Separation and Consulting Agreement and General Mutual Release (the “Separation and Consulting Agreement”), which was executed on May 9th and approved by the Board on May 14, 2018. The Separation and Consulting Agreement was not effective until May 17, 2018, following the end of the revocation period.

The Separation and Consulting Agreement provides that the Company will pay Mr. Poutre a lump-sum cash payment of (1) his earned but unpaid base salary, (2) his accrued but unpaid vacation time, and (3) any outstanding requests for expense reimbursements that are approved pursuant to Company policy. Mr. Poutre will serve as a consultant of the Company for six months at a rate of $30,000 per month, payable in two separate tranches, though the Company may terminate his services for any reason. The Separation and Consulting Agreement contains other standard provisions contained in agreements of this nature including non-disparagement and a general release of any and all claims.

Appointment of Chief Executive Officer

Upon the approval of the Company’s Board of Directors on May 14, 2018, James Gilbert, the President of the Company, was appointed Chairman of the Company’s Board of Directors and Chief Executive Officer. Mr. Gilbert, 41, has served as President of the Company since June 7, 2017 and as a member of the Board of Directors since June 22, 2017. Mr. Gilbert has also served on the Board of Advisors at the Economic Space Agency, which creates programmable organizations on the Blockchain, since January 2017. From May 2014 until October 2016, he was Co-Founder and Chief Executive Officer of GoGood Inc., a social impact business designed to build a community of donors and provide them with resources to serve various charitable causes. In August 2012, Mr. Gilbert co-founded Spring.me, an Internet-based community for social conversations where he also managed capital raising efforts and continued to serve as a Board Member until December 2014. In November 2009, he co-founded LivingSocial Australia, where he served as Sales Director and Board Member until July 2012. Mr. Gilbert earned a Higher School Certificate at St. Ignatius College Riverview.

The Company did not enter into any new employment agreements with Mr. Gilbert, and Mr. Gilbert has no family relationship with any director or executive officer of the Company. On March 9, 2017, Crypto Sub, Inc. (“Crpyto Sub”, the entity formerly known as The Crypto Company that completed a reverse acquisition of Croe, Inc.) issued 300,000 shares of common stock of Crypto Sub to Mr. Gilbert in exchange for $200,000. Mr. Gilbert was, however, entitled to receive a total of 502,512 shares, so the Company issued an additional 202,512 shares of common stock on April 18, 2018. Furthermore, on June 7, 2017, Mr. Gilbert received (1) 4,500,000 shares of common stock of Croe, Inc. in connection with a stock dividend issued by Crypto Sub, and (2) 2,700,000 shares of common stock of Croe, Inc. in exchange for all of his shares of Crypto Sub in connection a share exchange of all of the issued and outstanding shares of common stock of Crypto Sub for shares of common stock of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation and Consulting Agreement and General Mutual Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY

Dated: May 18, 2018
	By:	/s/ James Gilbert
	Name:	James Gilbert
	Title:	Chairman and Chief Executive Officer